EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of the 1st day of July, 2014 (the “Effective Date”), by and between BRAC Global Automotive, Inc., a Nevada corporation (the “Company”) and Ben R. Rainwater (the “Executive”).

WHEREAS, the Company desires to employ the Executive and to enter into this Agreement embodying the terms of such employment, and the Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and the Executive hereby agree as follows:

1. EMPLOYMENT AND DUTIES

1.1 Term. This Agreement will have an initial term of five (5) years commencing on the Effective Date, unless earlier terminated pursuant to Section 4 (the initial term and any extensions or renewals thereof, the “Term”).

1.2. Engagement of Executive; Duties.

1.2.1. During the Term, the Executive shall have the title of President and Chief Executive Officer of the Company, subject to the terms of this Agreement. The Executive shall faithfully and diligently discharge his duties hereunder and use his best efforts to implement the policies established by the Company’s Board of Directors (“Board”) from time to time. During the Term, the Executive shall report directly to the Board.

1.2.2. Executive will be appointed to serve as a member of the Board as of the Effective Date and shall continue to serve on the Board during the entire Term. At each annual meeting of the Company’s stockholders during the Employment Term, the Company will nominate Executive to serve as a member of the Board and shall use its best efforts to obtain any required stockholder approval. Upon the termination of Executive’s employment for any reason, Executive will be deemed to have resigned from the Board (and any boards of subsidiaries) voluntarily, without any further required action by the Executive, as of the end of the Executive’s employment and Executive, at the Board’s request, will execute any documents necessary to reflect his resignation.

1.2.3.  The Executive shall devote substantially all of his business time, attention, knowledge and skills faithfully, diligently and to the best of his ability, in furtherance of the business and activities of the Company; provided, however, that nothing in this Agreement shall preclude the Executive from devoting reasonable periods of time required for: (i) service as an officer and member of the Board of Directors of his former employer prior to July 1, 2014, (SenTen Inc.), a Delaware corporation, in order to facilitate their on-going operation; (ii) service in any capacity with any civic, educational, or charitable organization, provided such services do not interfere with Executive’s obligations to Company; and (iii) managing his personal passive investments and affairs; provided that such activities do not materially, individually or in the aggregate, interfere with the due performance of his duties and responsibilities under this Agreement or create a conflict of interest with the business of the Company, as determined in good faith by the Board.

2. COMPENSATION AND BENEFITS

2.1. Base Salary. Commencing as of the Effective Date, the Company will pay Executive an annual salary as set forth below as compensation for his services (such annual salary, as is then effective, to be referred to herein as “Base Salary”). “Year One” shall be the annual period beginning on the Effective Date, “Year Two” shall be the annual period beginning on the first anniversary of the Effective Date, and so forth.  The Base Salary will be paid periodically in accordance with the Company's normal payroll practices and will be subject to the usual, required withholdings.

Annual Period	Base Salary
Year 1	$395,000 (Three Hundred Ninety-Five Thousand Dollars)
Year 2	$427,000 (Four Hundred Twenty-Seven Thousand Dollars)
Year 3	$461,000 (Four Hundred Sixty-One Thousand Dollars)
Year 4	$498,000 (Four Hundred Ninety-Eight Thousand Dollars)
Year 5	$537,000 (Five Hundred Thirty-Seven Thousand Dollars)

2.2.  Performance Based Bonus Plan.  Executive will be eligible to receive annual cash bonuses to be determined and awarded by the Board, in its absolute discretion, based upon the Company’s achievement of certain milestones determined by the Board from time to time, using criteria such as;

• Business performance based on vehicle units sold, revenue, EBITDA, etc.;

• Securing distribution agreements with vehicle manufacturer, vehicle launches;

• Stock performance; and,

• New business development.

2.3.  Stock Options. It is agreed that Executive will be entitled to participate in a qualified stock option plan to be adopted by the Board, and the parties hereto intend that Executive shall be granted stock options to purchase common stock of the Company under the stock option plan in accordance with the terms of that plan, and that thirty (30) percent of the shares of common stock of the Company set aside for issuance under that plan shall be reserved for issuance to Executive.  The total number of shares set aside for issuance under the Company stock option plan shall be at least ten percent (10%) of the fully-diluted common stock of the Company on the date of the plan’s adoption.

2.4.  Benefits Generally. Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies, and arrangements that are applicable to other executive officers of the Company, as such plans, policies, and arrangements may exist from time to time, including but not limited to those described in Subsections 2.5, 2.6, 2.7, and 2.8 below to be implemented as soon as feasible by the Company.

2.5.  Vacation; paid holidays. Executive will be entitled to receive paid annual vacation in accordance with Company policy for other senior executive officers.  In no event will Executive receive less than four (4) weeks of paid vacation time per calendar year.  Executive will be able to carry forward any unused vacation time to the next calendar year; provided that in no event will Executive be able to carry or use more than six (6) weeks of paid vacation time per calendar year.  Any un-used vacation time which is not carried forward at the end of any particular year shall not be cashed out or otherwise paid to Executive and shall expire.   In addition to the foregoing, Executive shall be entitled to honor eleven (11) paid national holidays per calendar year.  Personal time off, when taken consistent with the Company’s policies, shall be deemed paid within the Base Salary, and shall not be deducted therefrom.

2.6. Disability and Life Insurance. The Company will pay premiums sufficient for short-term and long-term disability insurance covering the Executive for at least 60% of Executive’s Base Salary each year of the Term (not including any bonuses), if available.  The Company will also fund a life insurance policy for Executive in the amount of at least 300% of Executive’s Base Salary during each year of the Term (not including any bonuses). The Company shall use its best efforts to adopt a plan for short-term disability, long-term disability and life insurance benefits for executive officers of the Company as soon as practicable. If no such policy is in place as of the Effective Date or the Company does not find it practicable to implement any or all of such benefits as a group at any time during the Term, the Company shall reimburse the Executive for any and all out-of-pocket expenses that the Executive has incurred in order to cover for those benefits that are not provided by the Company, provided that such reimbursement amount does not exceed $3,000 per month for short-term and long-term disability insurance and $300 for life insurance.  This reimburse amount cap shall increase by ten percent (10%) annually over the previous year during the Term of this Agreement.

2.7. Health benefits.  Executive and Executive’s immediate family will be eligible to receive the medical, dental and vision insurance coverage provided under the Company’s group insurance plans to be established for executive officers of the Company.  If no such plans are in place as of the Effective Date or the Company does not find it practicable to implement a group insurance plan at any time during the Term, the Company shall reimburse the Executive for any and all out-of-pocket health benefits that the Executive has incurred for himself and his immediate family, provided that such amount does not exceed $2,500 per month.  This reimburse amount cap shall increase by ten percent (10%) annually over the previous year during the Term of this Agreement.

2.8. 401(k) Plan.  Executive will be eligible to participate in the Company’s 401(k) plan, and the Company will match all contributions to such plan made by Executive up to ten percent (10%) of such contributions. If no such plan is in place at the Effective Date, the Company will adopt a 401(k) plan for executive officers of the Company as soon as practicable.

2.9. Reimbursement of Expenses. During the Term, the Company shall pay the reasonable expenses incurred by the Executive in the performance of his duties hereunder and commensurate with perquisites customarily provided to similarly situated executives of a public company, including without limitation, mobile data and telecommunications expenses, expenses incurred in connection with business related travel or entertainment, or, if such expenses are paid directly by the Executive, the Company shall promptly (within thirty (30) business days following the Executive’s submission of an accounting of such expense) reimburse him for such payments, provided that the Executive properly accounts for such expenses in accordance with the Company’s business expense reimbursement policy. To the extent any such reimbursements (and any other reimbursements of costs and expenses provided for herein) are includable in the Executive’s gross income for Federal income tax purposes, all such reimbursements shall be made no later than March 15th of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred. Executive shall have access to a corporate credit card for facilitating ordinary course business expenses.

2.10. D&O Insurance. The Company assures Executive that as soon as practicable, and at all times thereafter during Executive’s employment, a Directors and Officer’s insurance policy shall be maintained by the Company, with limits to be set under guidance from the Board of Directors of the Company.

2.11. Company Vehicle.  Company shall provide Executive with a Company vehicle and reimburse Executive for the reasonable expenses associated with operation of the vehicle, including insurance, fuel and repair expenses.

2.12. Financing fees.  Additional compensation, subject to reasonable approval of the Board, shall be paid to Executive for introductions to the Company of investment sources with which the Company did not have a previously-existing introduction or relationship, and completion of investments into the Company by those sources.

3. PLACE OF PERFORMANCE. In connection with his employment by the Company, except as otherwise agreed in writing with the Executive, the Executive shall be based out of the Company’s headquarters, which shall be in Southern Los Angeles County or Northern Orange County, California.  The Company shall provide executive offices and reasonably necessary support staff and equipment, as employees or as consultants, to facilitate Executive’s performance of his duties.

4. TERMINATION OF EMPLOYMENT

4.1. General. The Executive’s employment under this Agreement may be terminated and the Term shall end without any breach of this Agreement only in the following circumstances:

4.1.1. Death. The Executive’s employment under this Agreement shall terminate and the Term shall end upon Executive’s death.

4.1.2. Disability. If the Executive suffers a Disability (as defined below), the Company may terminate the Executive’s employment under this Agreement and the Term shall end upon thirty (30) days’ prior written notice provided that the Executive has not returned to full time performance of his duties during such thirty (30) day notice period. For purposes hereof, “Disability” shall mean the Executive’s incurring a disability under the Company’s long term disability plan then in effect, if any, and if there is no such Company long term disability plan then in effect, the Executive’s inability to perform his duties and responsibilities hereunder, with or without reasonable accommodation, due to any physical or mental illness or incapacity, which condition either (i) has continued for a period of one hundred eighty (180) calendar days (including weekends and holidays) in any consecutive 365-day period, or (ii) is projected by the Board in good faith after consulting with a doctor selected by the Company and consented to by the Executive (or, in the event of the Executive’s incapacity, his legal representative), such consent not to be unreasonably withheld, that the condition is likely to continue for a period of at least one hundred eighty (180) calendar days (including weekends and holidays) in any consecutive 365-day period from its commencement.

4.1.3. By Executive. The Executive may voluntarily terminate his employment under this Agreement and the Term shall end upon the effective date contained in a written Notice of Termination by the Executive to the Company, which effective date shall be at least sixty (60) days after the delivery of such Notice. The Company may, in either case and in its sole discretion, make such termination of employment and end of the Term effective earlier than the date set forth in the Notice of Termination (as defined below)).

4.1.4. By Company For Cause. The Company may terminate the Executive’s employment under this Agreement and the Term shall end at any time for Cause. Termination for “Cause” shall mean termination of the Executive’s employment because of the occurrence of any of the following as determined by the Board:

(i)           the willful and continued failure by the Executive to attempt in good faith to substantially perform his obligations under this Agreement (other than any such failure resulting from the Executive’s incapacity due to a Disability); provided, however, that the Company shall have provided the Executive with written Notice of Termination that such actions are occurring and the Executive has been afforded at least thirty (30) days to cure same as provided in the Notice;

(ii)           the Executive’s conviction of or plea of guilty or nolo contendere to, a felony or any other crime involving dishonesty or moral turpitude;

(iii)           the Executive’s willfully engaging in misconduct in the performance of his duties for the Company (including theft, fraud, embezzlement, and material and willful securities law violations or a violation of the Company’s Code of Conduct or other written policies) that is injurious to the Company monetarily or otherwise; or

(iv)           the Executive’s willfully engaging in misconduct other than in the performance of his duties for the Company (including theft, fraud, embezzlement, and material and willful securities law violations) that is materially injurious to the Company, or, in the good faith determination of the Board, is potentially materially injurious to the Company, monetarily or otherwise; or

(v)           the Executive’s inability to perform his obligations under this Agreement due to or as a result of any Court order or order or decision of any regulatory body having authority over the Company.

4.1.5. By Company Without Cause. The Company may terminate the Executive’s employment under this Agreement without Cause, and the Term shall end, immediately upon written Notice of Termination by the Company to the Executive, other than for Death or Disability.

4.1.6. By Executive Following Change in Control. The Executive may voluntarily terminate his employment under this Agreement only within the 90-day period beginning on a Change in Control. The Executive’s termination of employment shall become effective and the Term shall end upon the effective date contained in a written Notice of Termination by the Executive to the Company, which effective date shall be no later than the 90th day following the Change in Control.

4.1.7. By Executive for Good Reason.  The Executive may terminate his employment under this Agreement for “Good Reason” under the following circumstances:

(i) In the event that the Company makes a substantial change that results in a material diminution in Executive’s duties, compensation, authority, access to information, reporting relationships, or participation in the Company’s decision making, without performance or market justification, or without Executive's prior written consent, provided that Executive must first give written notice to the Company of the Good Reasons by Notice of Termination and the Company has been afforded at least thirty (30) days to cure same as provided in the Notice; or

(ii) there is a relocation of Executive's principal office or a transfer of Executive to an office outside of a fifty-mile radius of Corona, California without Executive’s prior consent.

(iii) the Company fails (A) to have Adequate Working Capital at all times, or (B) to observe the corporate governance “best practices”, in each case as set forth in that certain agreement between the Company and Executive of even date herewith.

4.1.8. By Expiration of Term. Unless terminated earlier pursuant to Subsections 4.1.1 through 4.1.7, Executive’s employment will terminate at the end of the Term in accordance with Section 1.1.  Company and Executive will begin negotiating a new agreement for employment within ninety (90) days prior to the expiration of the Term or any extension or renewal thereof.  Should Executive and the Company not come to mutual agreement within thirty (30) days following the expiration of such Term, the Company will be obligated to compensate Executive in the amount of $500,000, payable in cash, and the Executive will terminate any further employment with the Company.  During the window of negotiation between 90 days prior to expiration of the Term and 30 days following expiration of the Term, should the Company terminate the employment of Executive, the termination will be treated as an end to any further negotiation under this section and will obligate the Company to make the $500,000 payment pursuant to this Section 4.1.8.

4.2. Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive (other than termination by reason of the Executive’s death) shall be communicated by written Notice of Termination to the other parties to this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

4.3. Date of Termination. The “Date of Termination” shall mean (a) if the Executive’s employment is terminated, pursuant to Subsection 4.1.1, the date of Executive’s death, (b) if the Executive’s employment is terminated pursuant to Subsection 4.1.2, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), (c) if the Executive’s employment is terminated pursuant to subsections 4.1.4, the date specified in the Notice of Termination after the expiration of any applicable cure periods, (d) if the Executive’s employment is terminated pursuant to Subsection 4.1.3, the date specified in the Notice of Termination which shall be at least sixty (60) days, as applicable, after Notice of Termination is delivered, or such earlier date as the Company shall determine, in its sole discretion, (e) if the Executive’s employment is terminated pursuant to Subsection 4.1.5, the date specified in the Notice of Termination, (f) if the Executive’s employment is terminated pursuant to Subsection 4.1.6, the date specified in the Notice which shall be no later than the 90th day following the Change in Control, or such earlier date as the Company shall determine in its sole discretion, (g) if Executive’s employment is terminated pursuant to Subsection 4.1.7, thirty days after Executive gives Notice of Termination (provided that Company shall not have cured during such thirty (30) day period, or (h) if the Executive’s employment is terminated pursuant to Subsection 4.1.8, the earlier of (i) the date on which a Notice of Termination is given, or (ii) July 1, 2019.

4.4. Compensation upon Termination.   Subject to Section 7.8:

4.4.1. Termination for Cause or By Executive Other Than After Change in Control. If the Company terminates the Executive’s employment under Subsection 4.1.4, or if Executive terminates his employment under Subsection 4.1.3, the Executive shall receive from the Company: (a) any earned but unpaid Base Salary through the Date of Termination, paid in accordance with the Company’s standard payroll practices; (b) any Performance Based Bonus awarded pursuant to Section 2.2 arising from Company’s achievement of certain milestones achieved as of the Date of Termination, regardless of when such bonus was awarded by the Board; (c) reimbursement for any unreimbursed expenses properly incurred and paid in accordance with Section 2.9 through the Date of Termination; (d) payment for any accrued but unused vacation time and other Benefits set forth in Section 2.4  in accordance with Company policy (the amounts and benefits set forth in foregoing provisions (a) through (d) defined collectively as “Accrued Amounts”); and (e) such benefits and/or payments (the “Amounts and Benefits”), if any, as to which the Executive (and his eligible dependents) was entitled in accordance with the terms and conditions of, the employee benefit arrangements, plans and programs of the Company as of the Date of Termination (including, for example, the presentment of the right to continue health benefit coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), as applicable) other than any severance pay plan continuing for a period of one year from the Date of Termination; and the Company shall not have any further obligation with respect to this Agreement other than as provided in Sections 6 and 7 of this Agreement.

4.4.2. Termination without Cause; Termination for Good Reason; or Termination following a Change in Control. If the Company terminates the Executive’s employment under Subsection 4.1.5, or the Executive terminates his employment under Subsection 4.1.6 (following Change in Control) or Section 4.1.7 (Good Reason), then the Company shall pay or provide the Executive the Accrued Amounts and Amounts and Benefits and, subject to Subsection 4.4.7 and Section 7.7 the following: (a) a net cash severance payment equal to $500,000 (after deducting standard withholdings for taxes, social security, etc.); (b) one hundred percent (100%) of all unvested equity compensation paid to Executive to date (including option shares) shall vest and, in the case of Options, become exercisable for the duration of the term of such Options; and (c) a cash payout equal to one hundred percent (100%) of the remaining Base Salary (but not any amount payable under Subsection 4.1.8) not yet paid with respect to the period from the Date of Termination through the end of the Term (using the applicable salaries under Section 2.1) in 12 payments, with each such payment deemed to be a separate payment for the purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  In addition, in the event that the Executive properly elects to continue health benefit coverage under COBRA, the Executive shall only be responsible to pay the active employee rate for such coverage (the “subsidized rate”) for so long as Executive remains eligible to receive COBRA continuation coverage and for so long as the subsidized rate is permissible by law and/or would not result in a penalty. In the event the subsidized rate is not permissible by law and/or would result in penalty, the Executive shall be responsible to pay the entire cost of COBRA continuation coverage.

4.4.3 Termination Upon Disability. If Executive’s employment is terminated under Section 4.1.2 (disability), the Company shall pay or provide the Executive the Accrued Amounts and shall continue coverage and payment of Amounts and Benefits (if any) for the remainder of the Term.  If Executive's employment hereunder terminates pursuant to this section, after the Termination Date, the Company will provide all the Base Salary payable during the remainder of the Term of this Agreement to the Executive, reduced by any payments due to Executive under any short-term or long-term disability insurance or other such plans, with the sole exception that all stock options will cease to vest and only those options vested prior to the Termination Date will survive to the beneficiary of Executive.

4.4.4. Termination Upon Death.  If Executive’s employment is terminated under Section 4.1.1 (death), the Company shall pay or provide the beneficiary of the Executive the Accrued Amounts and shall continue coverage and payment of Amounts and Benefits for Executive’s dependents (if any) under all benefit plans or programs of the type listed above for a period of one (1) year.  If Executive's employment hereunder terminates pursuant to this section, after the Termination Date, the Company will provide all the Base Salary payable during the remainder of the Term of this Agreement to the beneficiary of Executive, with the sole exception that the stock options will cease to vest and only those options vested prior to the death of Executive will survive to the beneficiary of Executive.

4.4.5. No Mitigation or Offset. The Executive shall not be required to mitigate the amount of any payment provided for in this Section 4.4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 4.4 be reduced by any compensation earned by the Executive as the result of employment by another employer or business or by profits earned by the Executive from any other source at any time before and after the Date of Termination. The Company’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Company may have against the Executive for any reason, except as expressly provided herein.

4.4.6. Release. Notwithstanding any provision to the contrary in this Agreement, the Company’s obligation to pay or provide the Executive (or his estate, as applicable) with the payments and benefits under Subsections 4.4.1 through 4.4.4 (other than the Accrued Amounts and the Amounts and Benefits), as applicable, shall be conditioned on the Executive’s (or his estate’s, as applicable) executing and not revoking a waiver and general release in a form acceptable to the Company in its sole discretion (the “Release”). The Company shall provide the Release to the Executive (or his estate, as applicable) within seven (7) days following the applicable Date of Termination. In order to receive the payments and benefits under Subsection 4.4.1 through 4.4.2 (other than the Accrued Amounts and Amounts and Benefits), the Executive (or his estate, as applicable) will be required to sign the Release within twenty-one (21) or forty-five (45) days after the date it is provided to him (or his estate, as applicable), whichever is applicable under applicable law, and not revoke it within the seven (7) day period following the date on which it is signed by him (or his estate, as applicable). Notwithstanding anything to the contrary contained herein, all payments delayed pursuant to this Subsection, except to the extent delayed pursuant to Subsection 7.7.2, shall be paid to the Executive (or his estate, if applicable) in a lump sum on the first Company payroll date on or following the thirtieth (30th) day after the end of any applicable period of delay under this Subsection.

4.4.7 Definition of “Change in Control”.

(A)	"Change in Control" means the occurrence of any one or more of the following:

(i)           Any Person becomes an Acquiring Person, except as the result of (A) any acquisition of Voting Securities of the Company by the Company or (B) any acquisition of Voting Securities of the Company directly from the Company (as authorized by the Board).

(ii)            Individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board; and for this purpose, any individual who becomes a member of the Board after the date of this Agreement whose election, or nomination for election by holders of the Company’s Voting Securities, was approved by the vote of at least a majority of the individuals then constituting the Incumbent Board shall be considered a member of the Incumbent Board (except that any such individual whose initial election as director occurs as the result of an actual or threatened election contest, within the meaning of Rule 14a-11 under the Exchange Act, or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered).

(iii)            The consummation of a reorganization, merger, share exchange, consolidation, or sale or disposition of all or substantially all of the assets of the Company unless, in any case, the Persons who or which Beneficially Own the Voting Securities of the Company immediately before that transaction Beneficially Own, directly or indirectly, immediately after the transaction, at least 75% of the Voting Securities of the Company or any other corporation or other entity resulting from or surviving the transaction (including a corporation or other entity which, as the result of the transaction, owns all or substantially all of Voting Securities of the Company or all or substantially all of the Company’s assets, either directly or indirectly through one or more subsidiaries) in substantially the same proportion as their respective ownership of the Voting Securities of the Company immediately before that transaction.

(iv)            The Company’s shareholders approve a complete liquidation or dissolution of the Company.

(B)	Certain Definitions Associated with Change in Control:

(i) “Acquiring Person" means any Person (other than an Excluded Person) who or which, alone or together with all Affiliates and Associates of that Person, is the Beneficial Owner of 51% or more of the Voting Securities of the Company then outstanding.

(ii) “Beneficial Owner" means beneficial owner as defined in Rule 13d-3 under the Exchange Act. ("Beneficially Owns" has the correlative meaning.) Any calculation of the number of Voting Securities outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding Voting Securities of which any Person is the Beneficial Owner, shall be made in accordance with the last sentence of Rule 13d-3(d)(1)(i) under the Exchange Act.

(iii) "Excluded Person" means:

a. the Executive or any group (within the meaning of Section 13(d)(3) of the Exchange Act) of which the Executive is a member;

b. any Person that controls (as defined in Rule 12b-2 under the Exchange Act) the Company as of the date of the Agreement or any group of which any such Person is a member;

c. any employee-benefit plan, or related trust, sponsored or maintained by the Company or any of its Subsidiaries, or any trustee or other fiduciary thereof; or

d. any corporation or other entity owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the Voting Securities of the Company.

(iv) "Voting Securities" means securities or other interests having by their terms ordinary voting power to elect members of the board of directors of a corporation or individuals serving similar functions for a noncorporate entity

5. CONFIDENTIALITY

The Company and the Executive acknowledge that the services to be performed by the Executive under this Agreement are unique and extraordinary and, as a result of such employment, the Executive shall be in possession of Confidential Information relating to the business practices of the Company and its subsidiaries and affiliates (collectively, the “Company Group”). The term “Confidential Information” shall mean any and all information (oral and written) relating to the Company Group, or any of their respective activities, or of the clients, customers, acquisition targets, investment models or business practices of the Company Group, other than such information which (i) is generally available to the public or within the relevant trade or industry, other than as the result of breach of the provisions of this Section 5, or (ii) the Executive is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law. The Executive shall not, during the Term nor at any time thereafter, except as may be required in the course of the performance of his duties hereunder and except with respect to any litigation or arbitration involving this Agreement, including the enforcement hereof, directly or indirectly, use, communicate, disclose or disseminate to any person, firm or corporation any Confidential Information regarding the Company Group nor of the clients, customers, acquisition targets or business practices of the Company Group acquired by the Executive during, or as a result of, his employment with the Company, without the prior written consent of the Company. Without limiting the foregoing, the Executive understands that the Executive shall be prohibited from misappropriating any trade secret of the Company Group or of the clients or customers of the Company Group acquired by the Executive during, or as a result of, his employment with the Company, at any time during or after the Term.

6. INDEMNIFICATION/ DIRECTORS AND OFFICERS’ LIABILITY INSURANCE

The Company shall defend (with counsel selected by Executive and subject to the consent of the Company, with such consent not to be unreasonably withheld), indemnify and hold harmless the Executive against any and all expenses reasonably incurred by him in connection with or arising out of (a) the defense of any action, suit or proceeding in which he is a party, or (b) any claim asserted or threatened against him, in either case by reason of or relating to his being or having been an employee, officer or director of the Company, whether or not he continues to be such an employee, officer or director at the time of incurring such expenses, except insofar as such indemnification is prohibited by law. Such expenses shall include, without limitation, the fees and disbursements of attorneys, amounts of judgments and amounts of any settlements, provided that such expenses are agreed to in advance by the Company. The foregoing indemnification obligation is independent of any similar obligation provided in the Company’s Certificate of Incorporation, Bylaws, or applicable State law, and shall apply with respect to any matters attributable to periods prior to the date of this Agreement, and to matters attributable to Executive’s employment hereunder, without regard to when asserted.

7. MISCELLANEOUS

7.1. Notices. Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Company at its principal office to the attention of the Secretary, and to the Executive at the address last reflected on the Company’s payroll records, or such other address as either party may hereafter designate in writing to the other. Any such notice shall be delivered in person or shall be enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government. Any such notice shall be given only when received, but if the Executive is no longer employed by or providing services to the corporation or a Subsidiary shall be deemed to have been duly given five business days after the date mailed in accordance with the foregoing provisions of this Section 7.1.

7.2. Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

7.3. Binding Effect; Benefits. The Executive may not delegate his duties or assign his rights hereunder. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company other than pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets or businesses of the Company and assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or by operation of law. The Company further agrees that, in the event of any disposition of its business and assets described in the preceding sentence, it shall use its best efforts to cause such assignee or transferee expressly to assume the liabilities, obligations and duties of the Company hereunder. For the purposes of this Agreement, the term “Company” shall include the Company and, subject to the foregoing, any of its successors and assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

7.4. Entire Agreement. This Agreement, including the Exhibits hereto, represent the entire agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Executive. This Agreement (including any of the Exhibits hereto) may be amended at any time by mutual written agreement of the parties hereto. In the case of any conflict between any express term of this Agreement and any statement contained in any plan, program, arrangement, employment manual, memo or rule of general applicability of the Company, this Agreement shall control.

7.5. Withholding. The payment of any amount pursuant to this Agreement shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required by applicable law.

7.6. Governing Law and Jurisdiction. This Agreement and the performance of the parties hereunder shall be governed by the internal laws (and not the law of conflicts) of the State of California. The Company and Executive unconditionally consent to submit to the exclusive jurisdiction of any court, Federal or State, within the State of California having subject matter jurisdiction over any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by registered mail to the address set forth below shall be effective service of process for any action, suit or proceeding brought against the Company or the Executive, as the case may be, in any such court.

7.7. Section 409A.

7.7.1. It is intended that the provisions of this Agreement comply with Section 409A of the Code and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Section 409A, the Company shall, upon the specific request of the Executive, use its reasonable business efforts to in good faith reform such provision to comply with Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to the Executive and the Company of the applicable provision shall be maintained, but the Company shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Company. The Company shall timely use its reasonable business efforts to amend any plan or program in which the Executive participates to bring it in compliance with Section 409A. Notwithstanding the foregoing, the Company shall not have any liability with regard to any failure of this Agreement to comply with Section 409A so long as it has acted in good faith with regard to compliance therewith.

7.7.2. Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A) upon a termination of employment shall be delayed until such time as the Executive has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of the Executive’s termination of employment hereunder) shall be paid (or commence to be paid) to the Executive on the schedule set forth in Section 4.4 above as if the Executive had undergone such termination of employment (under the same circumstances) on the date of his ultimate “separation from service.” Any payment otherwise required to be made hereunder to the Executive at any date as a result of the termination of Executive’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”) and it is expressly agreed that the payments under Subsections 4.4.1 and 4.4.2 shall be subject to the Delay Period if the Executive is deemed on the Date of Termination of employment to be a “specified employee,” within the meaning of that term under Section 409A(a)(2)(B) of the Code, using the identification methodology selected by the Company from time to time, or, if none, the default methodology. On the first business day following the expiration of the Delay Period, the Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

7.8. Section 280G of the Code. In the event that it is determined by the Company in its sole discretion that any payment or benefit to the Executive under this Agreement, or otherwise, either cash or non-cash, that the Executive has the right to receive from the Company, including, but not limited to, accelerated vesting or payment of any deferred compensation, options, restricted stock or any benefits payable to Executive under any plan for the benefit of employees, would constitute an “excess parachute payment” (as defined in Section 280G of the Code), then such payments or other benefits shall be reduced, in a form and manner agreed to by the Company and Executive, to the largest amount that will not result in receipt by the Executive of an excess parachute payment.

7.9. Survivorship. Except as otherwise expressly set forth in this Agreement, upon the termination of the Term, the respective rights and obligations of the parties shall survive such termination to the extent necessary to carry out the intentions of the parties as embodied in this Agreement. This Agreement shall continue in effect until there are no further rights or obligations of the parties outstanding hereunder and shall not be terminated by either party without the express prior written consent of both parties, except as otherwise expressly set forth in this Agreement.

7.10. Counterparts. This Agreement may be executed in counterparts (including by fax or .pdf) which, when taken together, shall constitute one and the same agreement of the parties.

7.11. Company Representations. The Company represents and warrants to the Executive that (i) the execution, delivery and performance of this Agreement (and the agreements referred to herein) by the Company have been fully and validly authorized by all necessary corporate action, (ii) the officer signing this Agreement on behalf of the Company is duly authorized to do so, (iii) the execution, delivery and performance of this Agreement do not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which the Company is a party or by which it is bound and (iv) upon execution and delivery of this Agreement by the Executive and the Company, it shall be a valid and binding obligation of the Company enforceable against such entity in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

BRAC Global Automotive, Inc.,
A Nevada corporation
By: /s/Agnes Cha Han
Name:    Agnes Cha Han
Title:   SUP

Ben R. Rainwater
/s/Ben Rainwater